UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On November 18, 2013, Legion Partners issued the following press release:

LEGION PARTNERS CALLS RCMT’S LAST-MINUTE CORPORATE GOVERNANCE REFORMS A DESPERATE ATTEMPT TO WIN PROXY CONTEST

Largest Stockholder Calls Upon Entire RCMT Board to Stand for Re-Election Next Year and Align Compensation to Performance

Urges Stockholders to Vote the GOLD Proxy Card Today

Los Angeles – November 18, 2013 – Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders (collectively, the “Stockholder Group”) of RCM Technologies, Inc. (“RCM”) (NASDAQ: RCMT), today questioned whether stockholders can trust that long overdue changes announced by RCM will be carried out once the scrutiny and pressure of the current proxy contest is removed. The Stockholder Group represents RCM’s largest stockholder and has nominated two director nominees -- Roger H. Ballou and Bradley S. Vizi -- to the Board of Directors (the “Board”) of RCM at the 2013 annual meeting of stockholders scheduled to be held on December 5, 2013 (the “2013 Annual Meeting”).

“With just over two weeks left before the election, we believe RCM’s recent corporate governance reforms, while a step in the right direction, were clearly adopted in response to our engagement and stockholder pressure, and made in a desperate last-minute attempt to win over stockholder votes,” said Bradley Vizi of Legion Partners, “If RCM were truly interested in best corporate governance, it would not have waited almost a year to terminate its stockholder rights plan or adopt better corporate governance practices.”

In its announcement this morning, RCM claimed it terminated its poison pill in response to the Stockholder Group’s proxy supplement filed November 11, 2013, in which the Stockholder Group once again reiterated that it had no intention of taking control of RCM. The Stockholder Group has repeatedly informed RCM and its fellow stockholders that this was not its intent – as early as January 2013 and recently in its proxy materials dated October 30, 2013 and October 31, 2013.  The Stockholder Group believes RCM’s recent actions come only as a result of heavy criticism from stockholders for first adopting the poison pill without stockholder approval and then unilaterally rescinding the opportunity for stockholders to vote on it at the 2013 Annual Meeting.

The Stockholder Group also questions RCM’s retention of an executive search firm to identify independent directors only after its candidates have been nominated for the 2013 Annual Meeting and after decades without a nominating committee.  In fact, in September 2012, RCM appointed a new director, Maier O. Fein, to the Board without use of a search firm, and recently selected Michael E.S. Frankel as its director nominee at the 2013 Annual Meeting, who clearly has a long affiliation with RCM’s special proxy contest counsel Keith Gottfried, again without the use of an executive search firm or other process designed to ensure independence.

“It is interesting that the Board went for decades without a nominating committee, and only this year formed a nominating committee, despite years of calls and WITHOLD vote recommendations from ISS, a leading proxy advisory firm, to establish a nominating committee,” said Mr. Vizi. Mr. Vizi continued, “This Board does not appear to be responsive to stockholders, but reactive when faced with a proxy contest. While we support these desperately needed governance reforms, we are concerned that without continual pressure and oversight from stockholders, the Board may revert to its old practices once the spotlight is removed.”

RCM also touts its prior decision to declassify the Board and adopt a majority vote standard for the election of directors.  These decisions were made only one month ago and notably on the same day RCM filed its preliminary proxy materials for the 2013 Annual Meeting (October 18, 2013).   It was the Stockholder Group who originally proposed the declassification of the Board and a majority vote standard as early as January 2, 2013, making known its intention to bring these proposals before the 2013 Annual Meeting.  If RCM were truly responsive, why did it take the Board nine months to make these improvements to its corporate governance?  Moreover, if RCM were truly committed to best corporate governance, shouldn’t all directors stand for re-election at the Annual Meeting?  Shouldn’t stockholders have at least the right to vote on the election of Maier O. Fein, a director who was appointed last year to a three year term without stockholder approval and will continue to serve until 2015?

RCM further has adopted a director resignation policy requiring any incumbent nominee on the Board who fails to receive a majority of the votes cast in an uncontested election, to promptly tender his or her irrevocable resignation to the Board.  The Stockholder Group notes that if this policy were in effect in 2011, Chairman Leon Kopyt would no longer be on the Board!

RCM also adopted stock ownership guidelines for its Board. Again, this appears reactive to the Stockholder Group’s heavy criticism that the independent directors currently own less than 1% of the outstanding stock of RCM and RCM’s director nominee for the 2013 annual meeting, Robert B. Kerr, owns only 0.5% of RCM stock, despite serving for over 19 years as a director of RCM.

Mr. Vizi further commented, “Despite these recent corporate governance reforms, RCM has significantly underperformed and continues to maintain compensation practices that are poorly aligned to RCM’s performance.  If RCM truly wished to be responsive to stockholders, it would dramatically reduce the approximately $8 million of parachutes payments to RCM’s top three executives, $6.1 million to Mr. Kopyt alone, and add performance thresholds for RCM’s short term and long term incentive plans for key executives.”

The current Board and management team have overseen a decline in sales from $214.2 million in 2007 to $161.9 million in the last twelve-month period ending September 28, 2013, a drop of approximately 24%.  Over the same period, EBITDA (operating earnings excluding depreciation and amortization) has declined from $11.6 million to $7.9 million, a drop of approximately 32%.

Rather than provide stockholders with explanations for this historical underperformance and misaligned compensation practices, RCM touts its corporate governance reforms, which come on the eve of the 2013 Annual Meeting.  Stockholders deserve a proactive Board not a reactive Board.

The Stockholder Group urges its fellow stockholders to send a clear message to the Board that the status quo is not acceptable by voting the GOLD proxy card today.

VOTE FOR CHANGE AT RCM -- PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD TODAY

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